Exhibit 99.1

400 South LaSalle Street Chicago, IL 60605 www.cboe.com http://cboenews.com http://ir.cboe.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

CBOE HOLDINGS, INC. ANNOUNCES

2012 ANNUAL MEETING RESULTS

CHICAGO, IL, June 14, 2012 — CBOE Holdings, Inc. (NASDAQ: CBOE) announced the stockholder voting results from its 2012 annual meeting held today.

At the meeting, stockholders elected to the Board of Directors, each for a one-year term expiring in 2013, the following 15 nominees:

• William J. Brodsky	• Benjamin R. Londergan
• James R. Boris	• R. Eden Martin
• Mark F. Duffy	• Roderick A. Palmore
• Frank E. English, Jr.*	• Susan M. Phillips
• Janet P. Froetscher	• Samuel K. Skinner
• Jill R. Goodman*	• Carole E. Stone
• Paul Kepes	• Eugene S. Sunshine
• Duane R. Kullberg

* New Director

Newly elected board members are Frank E. English, Jr. and Jill R. Goodman.

English is Senior Advisor to W.W. Grainger, a position he has held since 2011. Previously, he held various positions within Morgan Stanley, including Vice Chairman, Investment Banking. He is also on the boards of Arthur J. Gallagher & Co. and Tower International, Inc.

Goodman is Managing Director and Head, Special Committee and Fiduciary Practice—U.S. at Rothschild, a position she has held since 2010. From 1998 to 2010, she was in the Banking Group at Lazard, most recently as Managing Director.

In addition, stockholders voted to:

•                  approve on an advisory basis the executive compensation paid to CBOE Holdings, Inc. named executive officers; and

•                  ratify the appointment of Deloitte & Touche LLP as CBOE Holdings, Inc.’s independent registered public accounting firm for fiscal year 2012.

Additional information about each of the matters acted upon by stockholders at the annual meeting is in the proxy statement that was furnished to stockholders in connection with the meeting. The proxy statement is also available on the Investor Relations portion of www.cboe.com. The vote totals for the matters acted upon by stockholders at the annual meeting will be reported in a current report on Form 8-K filing with the SEC and posted on www.cboe.com.

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CBOE Holdings, Inc. (NASDAQ: CBOE) is the holding company for Chicago Board Options Exchange (CBOE), C2 Options Exchange and other subsidiaries.  CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options trading through product innovation, trading technology and investor education. CBOE offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options on the CBOE Volatility Index (the VIX Index). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE is home to the world-renowned Options Institute and www.cboe.com named “Best of the Web” for options information and education. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the OCC.

CBOE Media Contacts:		Analyst Contact:
Michael McHugh	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
mchugh@cboe.com	comptong@cboe.com	koopman@cboe.com

CBOE-C

CBOE®, Chicago Board Options Exchange®, CBSX®, CBOE Stock Exchange®, CFE®, FLEX®, LEAPS®, CBOE Volatility Index® and VIX® are registered trademarks, and BuyWrite(SM), BXM(SM), CBOE Futures Exchange(SM), SPX(SM) and The Options Institute are servicemarks of Chicago Board Options Exchange, Incorporated (CBOE). C2(SM), C2 Options Exchange, Incorporated(SM) and SPXpm(SM) are servicemarks of C2 Options Exchange, Incorporated (C2). Standard & Poor’s® , S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services, LLC and have been licensed for use by CBOE, C2 and CFE.

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